Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

PARTIES:	Cascade Microtech, Inc.	(“CMI,” “us” or “we”)
2430 NW 206th Ave
Beaverton, Oregon 97006

and

	Michael D. Burger	(“Mr. Burger,” “you” or “your”)
2510 Wembley Park Road
Lake Oswego, Oregon 97034

DATE:	July 6, 2010	(“Effective Date”)

RECITALS

A. CMI wishes to employ Mr. Burger, and Mr. Burger wishes to be employed by CMI, in the position of President and Chief Executive Officer; and

B. The parties desire their relationship to be governed by this Executive Employment Agreement (this “Agreement”).

AGREEMENT

NOW, THEREFORE, for valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1.

EMPLOYMENT, DUTIES AND TERM

1.1 Employment. As of the Effective Date, Mr. Burger is employed in the position of President and Chief Executive Officer of CMI reporting to the CMI Board of Directors (the “Board”).

1.2 Duties. Mr. Burger shall devote his full-time and best efforts to CMI and to fulfilling the duties of his position, which duties may from time to time be assigned him by the Board. Such duties shall include, without limitation, contributing to the development and execution of corporate strategy and providing leadership in furthering CMI’s growth and financial success.

A    Mr. Burger agrees to abide by all By-laws, policies, practices, procedures or rules of CMI to the extent they are not inconsistent with this Agreement, in which case the provisions of this Agreement prevail.

B    Mr. Burger shall not divert for his own or another’s advantage any business opportunities meeting the following criteria: (a) the opportunity may benefit CMI; (b) Mr. Burger learns of the opportunity during his employment with CMI; and, (c) Mr. Burger learns of the opportunity in connection with his work for CMI. All material facts regarding such opportunities must be promptly reported to the Board for consideration by CMI. This provision is in addition to common law protections available to CMI regarding corporate opportunities.

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1.3 Term. Unless earlier terminated as provided in this Agreement, the term of this Agreement (the “Term”) shall begin on the Effective Date and shall extend until the third anniversary of the Effective Date; provided, however, in the event a Change of Control, as defined in this Agreement, occurs prior to the third anniversary of the Effective Date, then, unless earlier terminated as provided in this Agreement, the Term shall extend until the later of the third anniversary of the Effective Date or the first anniversary of the Change of Control. The parties shall engage in discussions regarding any desired extension of the Term prior to the second (2nd) anniversary of the Effective Date.

1.4 Officer’s Invention and Confidentiality Agreement. Your employment is conditioned upon your execution of our Officer’s Invention and Confidentiality Agreement, a copy of which has been forwarded to you under separate cover.

1.5 Cooperation. Mr. Burger agrees that both during his employment with CMI and after his employment ends he shall, at the request of CMI, render all reasonable assistance and perform all lawful acts that CMI reasonably considers necessary or advisable in connection with any litigation involving CMI or any director, officer, employee, shareholder, agent, representative, consultant, client or vendor of CMI; provided, however, that if such assistance or performance occurs after his employment with CMI has ended, Mr. Burger shall be compensated for his time at an hourly rate commensurate with his Base Salary pay rate on the date his CMI employment ended and all reasonable efforts will be made to accommodate Mr. Burger’s schedule.

ARTICLE 2.

COMPENSATION

2.1 Base Salary. For all services rendered under this Agreement, CMI shall pay Mr. Burger an initial base salary of $15,385 bi-weekly (a rate of $400,010 annually), payable in accordance with CMI’s usual payroll practices (“Base Salary”). Base Salary shall be payable on a salary basis under state and federal wage and hour laws, and to the extent consistent with payment on a salary basis, no Base Salary shall be paid during periods in which Mr. Burger does not provide services, except in the event vacation, sick leave or other paid time off is available for that period. Mr. Burger’s Base Salary shall be reviewed annually. If Mr. Burger’s Base Salary is increased from time to time, the increased amount shall be the Base Salary for the remainder of the Term. Mr. Burger’s Base Salary may be reduced as part of, and as consistent in all material respects with, a group reduction applicable generally to the senior executives of CMI. All compensation provided to Mr. Burger by CMI, whether by way of Base Salary, bonus, severance or otherwise, shall be reduced by such amounts as are required to be withheld by law.

2.2 Incentive Plan. Mr. Burger shall be eligible to participate in an executive incentive plan (“Incentive Plan”). The Incentive Plan provides the opportunity to receive pay in addition to the Base Salary. The amount of incentive awarded (the “Incentive Award”), if any, will be determined by the Board in its good faith discretion based upon measures related to CMI’s and Mr. Burger’s performance (the “Incentive Metrics”). The target incentive (“Target

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Incentive”) shall be set at the semi-annual rate of at least 35% of Mr. Burger’s Base Salary at the time the Target Incentive is declared, with a cap of 60% of the Base Salary. The Incentive Award shall be determined by the Management Development and Compensation Committee of the Board (“MDCC”) semi-annually. For 2H10, the Incentive Metrics will be tied to meeting CMI’s planned revenue and profit targets. For 1H11 and thereafter, Mr. Burger and the Board through the MDCC, will determine more specific Incentive Metrics based upon factors such as revenue and profit measures related to sales growth and profitability, as well as increasing shareholder value. Mr. Burger must be employed on the date the Incentive Award is determined order to be eligible for the Incentive Award. The Incentive Award will be paid within 2 1/2 months after the date it is determined.

2.3 Stock Program. The following stock option and stock grants shall be made to Mr. Burger.

A    Stock Options. Subject to the approval of the Board, CMI shall grant Mr. Burger an option to purchase up to and including 200,000 shares of CMI common stock at an exercise price equal to the fair market value on the date of the grant (the “Option”). Except as may be expressly provided in Sections 3.3, 3.5 and 3.6 hereof, the Option shall vest according to CMI’s standard vesting schedule (which provides that stock options vest 20% after the first 12 months of employment and then monthly over a five-year period following date of hire, contingent upon continued employment). Except as expressly stated in this Agreement, the Option shall be subject to the terms and conditions of the applicable Stock Incentive Plan and option grant agreement pursuant to which the Option is issued.

B    Restricted Stock Units. Subject to approval of the Board, CMI shall grant Mr. Burger 50,000 shares of restricted CMI common stock units (the “Shares”). Except as may be expressly provided in Sections 3.3, 3.5 and 3.6 hereof, the Shares shall be subject to a four-year vesting schedule which provides that 25% of the Shares vest on the first anniversary date of the date of grant and the remaining Shares vest annually over the following three-year period, contingent upon continued employment. Except as expressly stated in this Agreement, the Shares shall be subject to and governed by the applicable restricted stock plan and stock grant agreement pursuant to which the Shares are granted.

C    Sign-On Restricted Stock Units. Subject to the approval of the Board, and to incent Mr. Burger to become employed by CMI, CMI shall grant Mr. Burger 20,000 shares of restricted CMI common stock units (the “Sign-On Shares”). Except as may be expressly provided in Sections 3.3, 3.5 and 3.6 hereof, the Sign-On Shares shall be subject to a four-year vesting schedule which provides that 50% of the Sign-On Shares vest on the second anniversary date of the date of grant and the remaining Sign-On Shares vest annually over the following two-year period. Except as expressly stated in this Agreement, the Sign-On Shares shall be subject to the applicable restricted stock plan and stock grant agreement pursuant to which the Sign-On Shares are granted.

2.4 Benefit Plans. Mr. Burger shall be entitled to participate in any and all employee benefit plans established by CMI from time to time for the benefit of all employees of CMI. Mr. Burger shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time. CMI’s employee benefits currently include a 401(k) plan, long-term disability insurance, life insurance, and health insurance.

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2.5 Drug Screening. Your employment is contingent upon your successful completion of a drug screening. Drug screening will need to be completed at your earliest convenience and before your first day of employment. Additional information on completion of this screening has been sent to you under separate cover.

2.6 Business Expenses. CMI shall, in accordance with, and to the extent of, its policies in effect from time to time, reimburse all ordinary and necessary business expenses reasonably incurred by Mr. Burger, including travel and travel-related expenses, necessary business entertainment, cell phone, Internet access and long distance telephone, in performing his duties as an employee of CMI, provided that Mr. Burger accounts promptly for such expenses to CMI in the manner prescribed by CMI.

2.7 Paid Time Off. Mr. Burger shall be entitled to 25 days Paid Time Off (“PTO”) annually under the terms and conditions of CMI’s PTO policy. PTO is not paid out upon termination.

2.8 External Board Participation. CMI has initially consented to your continuing membership on the Board of Directors of Viasystems Group, Inc. This initial consent is based upon the understanding that this activity does not: (i) violate any CMI policies; (ii) violate any duties you owe to CMI, and does not (iii) interfere with your duties under this Agreement or otherwise create a distraction with respect to your work for CMI. Mr. Burger shall update the Board periodically with respect to this activity. The Board may, in its discretion, require Mr. Burger to discontinue this outside Board activity; provided, however, in the event the request is based on 2.8(iii) above, the Board shall provide Mr. Burger with six month’s prior notice that he must discontinue his outside Board activity.

ARTICLE 3.

TERMINATION

3.1 General. This Article 3 governs termination of this Agreement and termination of Mr. Burger’s employment with CMI. At all times herein, Mr. Burger’s employment is at-will meaning that CMI or Mr. Burger can terminate this Agreement and the employment relationship at any time for any reason, subject to any obligation to pay severance or give notice as may be provided below. Termination of this Agreement shall occur by written notice by the terminating party to the other party specifying the provision of this Agreement pursuant to which the termination is effective.

A    Release of Claims. No provision of this Agreement that requires CMI to pay Mr. Burger severance, vesting acceleration, or any other compensation or benefit associated with the termination of Mr. Burger’s employment (except accrued Base Salary and as required by law), shall be effective unless and until Mr. Burger and CMI shall have executed (and not revoked) a release of claims in a form satisfactory to CMI and within the time required by CMI (the “Release of Claims Requirement”).

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B    Method of Payment; Internal Revenue Code Section 409A. In the event CMI is obligated to pay Mr. Burger severance after termination, payment shall be made in a lump sum no later than 60 days after termination, provided the Release of Claims Requirement has been satisfied. Notwithstanding the 60-day period, to the extent required by Internal Revenue Code Section 409A as amended, and regulations under that section, payment of severance benefits to Mr. Burger under any provision of this Agreement will be paid upon the first pay date after the expiration of six months following the date of termination of Mr. Burger’s employment with CMI.

C    Benefits. Except as expressly stated in this Article 3, upon termination of employment Mr. Burger shall be entitled to Mr. Burger’s rights under CMI’s benefit plans, including without limitation any 401(k) plan, as such plans, by their provisions, apply upon Mr. Burger’s termination.

3.2 Termination for Cause by CMI, or Mr. Burger’s Resignation. CMI may terminate this Agreement and Mr. Burger’s employment immediately for “Cause” as that term is defined herein, upon written notice to Mr. Burger. Mr. Burger may terminate this Agreement and his employment (i.e., resign) upon four (4) weeks’ written notice. “Cause” means the Board’s determination that Mr. Burger has engaged in any one or more of the following: (a) willful failure to comply with the lawful instructions of the Board; (b) gross negligence or willful misconduct in the performance of duties to CMI; (c) commission of any act of fraud against CMI or the misappropriation of material CMI property; (d) acts or omissions of Mr. Burger constituting a felony or other crime that is, or may be, materially injurious to the business or reputation of CMI; and (e) Mr. Burger’s failure to perform satisfactorily the duties of his position after written notice from the Board and 30 days’ opportunity to cure, no cure having been made.

A    Payment Upon Termination For Cause; Resignation. Upon termination for Cause or Mr. Burger’s resignation, Mr. Burger shall be entitled to his accrued, but unpaid, Base Salary through the date of termination.

B    Exclusive Compensation. Except as expressly stated in this Section 3.2 and as required by law, Mr. Burger shall be entitled to no other or further compensation or benefits of any kind.

3.3 Termination Without Cause by CMI. CMI may terminate this Agreement without Cause upon four (4) weeks’ written notice; provided, however, that CMI shall have the right to make termination effective immediately upon notice, in which case Mr. Burger shall be paid his Base Salary for a four-week notice period.

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A    Payment Upon Termination Without Cause by CMI. If CMI terminates this Agreement and Mr. Burger’s employment without Cause, CMI shall pay Mr. Burger his accrued, but unpaid, Base Salary through the termination date. In addition, subject to the Release Of Claims Requirement, CMI shall also provide Mr. Burger with the following:

(i) Severance Pay: Severance pay in the amount of the lesser of twelve (12) months’ Base Salary or the Base Salary Mr. Burger would have earned had he remained employed through the end of the remaining Term.

(ii) Incentive Plan Payment: Payment of a portion of the current semi-annual Incentive Award at the greater of: (a) 50% of the minimum Target Incentive; or (b) a pro-rata portion of the minimum Target Incentive, determined by dividing the number of days Mr. Burger was employed during the current semi-annual period by the number of days in such period, multiplied by the minimum Target Incentive.

(iii) Stock Options, Restricted Stock Grants (RSU) or other Stock Awards: The CMI stock options, restricted stock grants or other stock awards subject to a vesting schedule (collectively referred to as “Equity Awards”) held by Mr. Burger that would have vested had Mr. Burger remained employed after the termination date for an additional period equal to his length of employment, but not less than twelve (12) months, up to a maximum of eighteen (18) months, shall accelerate and become immediately exercisable. For example: (a) if Mr. Burger had been employed for six (6) months on the date of termination, the Equity Awards that would have vested had he remained employed for an additional twelve (12) months would accelerate and vest; or (b) if Mr. Burger had been employed for twenty-four (24) months on the date of termination, the Equity Awards that would have vested had he remained employed for an additional eighteen (18) months would accelerate and vest; or (c) if Mr. Burger had been employed for fourteen (14 months) on the date of termination, the Equity Awards that would have vested had he remained employed for an additional fourteen (14) months would accelerate and vest.

(iv) Career Counseling: CMI shall pay up to $12,500 to a third-party outplacement firm selected by Mr. Burger to provide career counseling assistance to Mr. Burger for a period of one year following the date of termination or until Mr. Burger obtains comparable employment, if earlier.

(v) Group Health Coverage: If Mr. Burger is eligible for and properly elects to continue his group health benefits pursuant to COBRA, CMI shall pay the premiums for such COBRA continuation coverage for up to 18 months or such earlier date as Mr. Burger loses eligibility for such coverage.

(vi) Life Insurance: Eighteen (18) months of paid-up life insurance after the date of termination, coverage amount to be at least twice the annual Base Pay. However, in no event shall the total payment for the premiums exceed $5,000.

B    Exclusive Compensation. Except as expressly stated in this Section 3.3 and as required by law, Mr. Burger shall be entitled to no other or further compensation or benefits of any kind.

3.4 Termination in the Event of Death or Disability. This Agreement shall terminate immediately in the event of Mr. Burger’s death and may be terminated by the Board in the event of Disability.

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A    Death or Disability Termination Payment. In the event of Mr. Burger’s death or termination due to Disability, as defined below, Mr. Burger shall be entitled to his accrued but unpaid Base Salary through the termination date.

B    “Disability” shall mean, as reasonably determined in the Board’s discretion, after consultation with a physician selected by the Board, the inability of Mr. Burger to perform, with reasonable accommodation if necessary, any essential function of his position because of physical or mental incapacity for a period of at least sixty (60) days in the aggregate during any 12-month period. Mr. Burger shall cooperate in any physical examination and shall produce such medical records as may assist the Board in making a determination regarding Disability.

C    Exclusive Compensation. Except as expressly stated in this Section 3.4 and as required by law, Mr. Burger shall be entitled to no other or further compensation or benefits of any kind. Amounts owed to Mr. Burger following Mr. Burger’s death, if any, shall be paid in accordance with state law.

3.5 Termination For Good Reason. Mr. Burger may terminate his employment for Good Reason, as defined below.

A    Payment Upon Termination For Good Reason. In the event Mr. Burger terminates his employment for Good Reason, CMI shall pay Mr. Burger his accrued, but unpaid, Base Salary through the termination date. In addition, subject to the Release Of Claims Requirement,, CMI shall also provide Mr. Burger with the following:

(i) Severance Pay: Severance pay in the amount of the lesser of twelve (12) months’ Base Salary or the Base Salary Mr. Burger would have earned had he remained employed through the end of the remaining Term.

(ii) Incentive Plan Payment: Payment of a portion of the current semi-annual Incentive Award at the greater of: (a) 50% of the minimum Target Incentive; or (b) a pro-rata portion of the minimum Target Incentive, determined by dividing the number of days Mr. Burger was employed during the current semi-annual period by the number of days in such period, multiplied by the minimum Target Incentive.

(iii) Stock Options, Restricted Stock Grants or other Stock Awards: The CMI stock options, restricted stock grants or other stock awards subject to a vesting schedule (collectively referred to as “Equity Awards”) held by Mr. Burger that would have vested had Mr. Burger remained employed after the termination date for an additional period equal to his length of employment, but not less than twelve (12) months, up to a maximum of eighteen (18) months, shall accelerate and become immediately exercisable. For example: (a) if Mr. Burger had been employed for six (6) months on the date of termination, the Equity Awards that would have vested had he remained employed for an additional twelve (12) months would accelerate and vest; or (b) if Mr. Burger had been employed for twenty-four (24) months on the date of termination, the Equity Awards that would have vested had he remained employed for an additional eighteen (18) months would accelerate and vest; or (c) if Mr. Burger had been employed for fourteen (14 months) on the date of termination, the Equity Awards that would have vested had he remained employed for an additional fourteen (14) months would accelerate and vest.

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(iv) Career Counseling: CMI shall pay up to $12,500 to a third-party outplacement firm selected by Mr. Burger to provide career counseling assistance to Mr. Burger for a period of one year following the date of termination or until Mr. Burger obtains comparable employment, if earlier.

(v) Group Health Coverage: If Mr. Burger is eligible for and properly elects to continue his group health benefits pursuant to COBRA, CMI shall pay the premiums for such COBRA continuation coverage for up to 18 months or such earlier date as Mr. Burger loses eligibility for such coverage.

(vi) Life Insurance: Eighteen (18) months of paid-up life insurance after the date of termination, coverage amount to be at least twice the annual Base Pay. However, in no event shall the total payment for the premiums exceed $5,000.

B    “Good Reason” means any of the following occurring without Mr. Burger’s consent; provided, however, Mr. Burger has given written notice of such event to the Board and 30 days shall have passed with no cure having been made:

(i) The assignment to Mr. Burger of duties materially inconsistent with the position of Chief Executive Officer;

(ii) Requiring Mr. Burger to be based more than 50 miles from CMI’s location as of the Effective Date;

(iii) A reduction in Mr. Burger’s Target Incentive opportunity below the semi-annual rate of at least 35% of Mr. Burger’s Base Salary, or a reduction in Mr. Burger’s Base Salary, unless such reduction is part of and is consistent in all material respects with a group reduction applicable generally to the senior executives of CMI; or

(iv) Failure of CMI to allow Mr. Burger to participate in all of CMI’s benefits plans for which he is eligible at coverage levels at least as great as other CMI executives with the same or lesser levels of responsibility.

C    Exclusive Compensation. Except as expressly stated in this Section 3.5 and as required by law, Mr. Burger shall be entitled to no other or further compensation or benefits of any kind.

3.6 Change in Control Termination. This section governs CMI’s termination of Mr. Burger’s employment without Cause and within 12 (twelve) months after a Change in Control, as defined below. This section shall not apply in the case of Mr. Burger’s death, termination due to Disability, termination for Cause, or resignation.

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A    Payment Upon Change in Control Termination. In the event of a Change in Control Termination, as defined below, CMI shall Pay Mr. Burger his accrued but unpaid Base Salary through the termination date. In addition, subject to the Release Of Claims Requirement, CMI shall also provide Mr. Burger with the following:

(i) Severance Pay. Severance pay in the amount of the lesser of twelve (12) months’ Base Salary or the Base Salary Mr. Burger would have earned had he remained employed through the end of the remaining Term;

(ii) Target Incentive. One hundred percent (100%) of the current Target Incentive.

(iii) Stock Options and Restricted Stock Units (RSU) or Other Stock Awards. All Equity Awards held by Mr. Burger as of the date of his termination from employment that would have vested had he remained employed for a 24-month period following the date of termination shall accelerate and become fully vested.

(iv) Career Counseling: CMI shall pay up to $12,500 to a third-party outplacement firm selected by Mr. Burger to provide career counseling assistance to Mr. Burger for a period of one year following the date of termination or until Mr. Burger obtains comparable employment, if earlier.

(v) Group Health Coverage: If Mr. Burger is eligible for and properly elects to continue his group health benefits pursuant to COBRA, CMI shall pay the premiums for such COBRA continuation coverage for up to 18 months or such earlier date as Mr. Burger loses eligibility for such coverage.

(vi) Life Insurance: Eighteen (18) months of paid-up life insurance after the date of termination, coverage amount to be at least twice the annual Base Pay. However, in no event shall the total payment for the premiums exceed $5,000.

B    “Change in Control” shall mean any of the following events:

(i) the shareholders approve a plan of complete liquidation or dissolution of CMI; or

(ii) the consummation of the sale or other disposition by CMI of all or substantially all CMI’s assets; or

(iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 or 13d-5 under said Act), directly or indirectly, of securities of CMI representing more than 50% of the total voting power represented by CMI’s then outstanding voting securities; or

(iv) the date of the consummation of a merger or consolidation of CMI with any other entity that has been approved by the shareholders of CMI, if the merger or consolidation would result in persons who were the direct or indirect owners of voting securities of CMI outstanding immediately prior to the consummation of such merger or consolidation becoming, immediately after such consummation, the direct or indirect owners of voting securities representing less than fifty percent (50%) of the total voting power represented by the then-outstanding voting securities of the surviving corporation. A transaction shall not constitute a Change of Control if its sole purpose is to change the state of CMI’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held CMI’s securities immediately before such transaction.

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C    “Change in Control Termination” shall mean either one of the following effective during the one-year period after a Change in Control:

(i) CMI’s termination of Mr. Burger’s employment without Cause and not for death or Disability; or

(ii) Mr. Burger’s resignation for “Good Reason,” as defined below.

D    “Good Reason” means any of the following occurring without Mr. Burger’s consent; provided, however, Mr. Burger has given written notice of such event to the Board and 30 days shall have passed with no cure having been made:

(i) The assignment to Mr. Burger of duties materially inconsistent with the position of Chief Executive Officer;

(ii) Requiring Mr. Burger to be based more than 50 miles from CMI’s location on the date of the Change of Control;

(iii) A reduction in Mr. Burger’s Target Incentive opportunity below the semi-annual rate of at least 35% of Mr. Burger’s Base Salary, or a reduction in Mr. Burger’s Base Salary, unless such reduction is part of and is consistent in all material respects with a group reduction applicable generally to the senior executives of CMI; or

(iv) Failure of CMI to allow Mr. Burger to participate in all of CMI’s benefits plans for which he is eligible at coverage levels at least as great as other CMI executives with the same or lesser levels of responsibility.

E    Exclusive Compensation. Except as expressly stated in this Section 3.6 and as required by law, Mr. Burger shall be entitled to no other or further compensation or benefits of any kind.

3.7 Entire Termination Payment. The compensation provided for in this Article 3 shall constitute Mr. Burger’s sole remedy for termination or breach of this Agreement. In no event shall Mr. Burger receive severance pay, benefits continuation, vesting acceleration or any other compensation or consideration upon termination under more than one subsection of this Agreement.

3.8 Clawback. If any of CMI’s financial statements are required to be restated resulting from errors, omissions or fraud, the Board may (in its sole discretion, but acting in good faith) direct CMI to recover all or a portion of any incentive payment under section 2.2 or any equity awards paid or settled under section 2.3 if CMI’s financial results are negatively affected by such restatement. The amount to be recovered from Mr. Burger shall be the amount by which the value of any award exceeded the amount that would have been payable to Mr. Burger had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire award) that the Board shall determine. In no event shall the amount

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to be recovered by CMI be less than the amount required to be paid as fines or in settlement of any lawsuits repaid or recovered as a matter of law. The Board shall determine whether CMI shall effect any such recovery (i) by seeking repayment from Mr. Burger, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to Mr. Burger under any compensatory plan, program or arrangement maintained by CMI or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with CMI’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing.

3.9 Federal Excise Tax Under Section 4999 of the Code.

A    Excess Parachute Payment. In the event that any acceleration of vesting pursuant to an award and any other payment or benefit received or to be received by Mr. Burger would subject him to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, such award will be reduced to the maximum amount allowable that avoids such characterization.

B    Determination by Independent Accountants. No later than the date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to Mr. Burger as described in Section 3.9(A), CMI shall request a determination in writing by independent public accountants selected by CMI (the “Accountants”). As soon as practicable thereafter, the Accountants shall determine and report to the CMI and Mr. Burger the amount of such acceleration of vesting, payments and benefits which would produce the greatest benefit to Mr. Burger without constituting an excess parachute payment. For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. CMI and Mr. Burger shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. CMI will bear all fees and expenses the Accountants may reasonably charge in connection with their services contemplated by this Section 3.9(B).

ARTICLE 4.

GENERAL PROVISIONS

4.1 Board Approval. This Agreement is subject to the approval of the Board.

4.2 Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address as set forth at the beginning of this Agreement. Either party may change its address, by notice to the other party given in the manner set forth in this section. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received on the third business day thereafter or when it is actually received, whichever is sooner.

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4.3 Caption. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

4.4 Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the state of Oregon, and adjudicated in the courts of Washington County, Oregon or the appropriate United States District Court in Oregon without regard to the conflicts of law rules thereof.

4.5 Arbitration. Any dispute concerning the interpretation, construction, breach or enforcement of this Agreement or arising in any way from Mr. Burger’s employment with CMI or the termination of Mr. Burger’s employment shall be submitted to mediation in accordance with the Mediation Procedure of the American Arbitration Association. Should either party refuse to mediate after being requested to do so by the other party, such refusing party shall not be entitled to receive attorneys’ fees in any subsequent adjudicative proceeding, even if such party prevails in such proceeding. Should the mediation efforts fail to result in a satisfactory resolution of the matters presented, then final and binding arbitration shall follow. Such arbitration is to be before a single arbitrator in Washington County, Oregon and shall be conducted under the then-current rules of the American Arbitration Association applicable to employment disputes. The prevailing party, as determined by the Arbitrator, shall be entitled to recover its reasonable attorneys’ fees and costs. The party not prevailing, as determined by the Arbitrator, shall pay the cost of the arbitration. Judgment on the award rendered may be entered in any court of competent jurisdiction. Except as provided in the Officer’s Invention and Confidentiality Agreement, the procedures outlined in this subsection are the exclusive method of dispute resolution.

4.6 Construction. Wherever possible, each provision of this Agreement, including without limitation the arbitration provision, shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid or unenforceable, under applicable law, such provision shall be modified or eliminated only to the extent of such prohibition, invalidity, or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement, which shall remain in effect according to their terms.

4.7 Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

4.8 Assignment. This Agreement shall be binding upon and inure to the benefit of CMI and its successors and assigns, and shall be binding upon Mr. Burger, his administrators, executors, legatees, and heirs. This Agreement, which is a personal services contract, shall not be assigned by Mr. Burger.

4.9 Modification. This Agreement may not be and shall not be modified or amended except by a written instrument signed by the parties hereto.

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4.10 Entire Agreement. Except for the “Officer’s Invention and Confidentiality Agreement” to be entered into by Mr. Burger which will remain in full force and effect, and the applicable stock option and restricted stock agreements referenced herein, this Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces and supersedes all prior and contemporaneous employment agreements or understandings of the parties hereto including without limitation, the letter from Mr. Carlson to Mr. Burger dated May 25, 2010, setting forth the terms of employment. The provisions of this Agreement shall not be construed for or against any party, as the parties are sophisticated and had the opportunity to obtain legal counsel.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

MICHAEL D. BURGER	CASCADE MICROTECH, INC.

/s/ Michael Burger	/s/ F. Paul Carlson
F. Paul Carlson
Chairman and Chief Executive Officer

Date: June 15, 2010	Date: June 16, 2010

Page 13 – EXECUTIVE EMPLOYMENT AGREEMENT (Michael D. Burger)